Exhibit 5.1

PETER J WILKE

Attorney at Law

8117 W Manchester Ave.

Suite 700

Playa del Rey, CA 90293

June 3, 2022

Board of Directors

Brazil Minerals, Inc.

RE: BRAZIL MINERALS, INC. REGISTRATION STATEMENT ON FORM S-1/A

Lady and Gentlemen:

I have reviewed and examined the Registration Statement on Form S-1/A (the “amended Registration Statement”) to be filed by Brazil Minerals, Inc., a Nevada corporation (the “Registrant”), on EDGAR (with the Securities and Exchange Commission) on or about June 3, 2022, in connection with the registration under the Securities Act of 1933, as amended, of Units of Common Stock (“Unit”), par value $0.001 per share (the “shares”) and Warrants. Each Unit contains one share of common stock and one warrant to purchase one share of common stock at an exercise price per share equal to 125% of the Unit offering price. There are also representative’s warrants with the same exercise price per share.

I have examined the Registrant’s EDGAR filings, instruments, documents, and records which I deem relevant and needed for my opinion hereinafter expressed. I have relied upon and assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. My opinion is limited to the federal law of the United States of America and the State of Nevada Revised Statutes, and is not an opinion as to the laws of any other jurisdiction.

Based upon my examination, and subject to the assumptions and limitations set forth above, I am of the opinion that upon effectiveness of the amended Registration Statement the Units will be legally issued, fully paid and non-assessable.

I have supplied this opinion letter to you solely for use in connection with the amended Registration Statement and is not to be relied on for any other purpose. My opinion is expressly limited to the matters set forth above, and I have no other opinion, whether by implication or otherwise, as to any other matters relating to the Registrant, the shares or the amended Registration Statement.

I consent to the filing of this opinion as an exhibit to the amended Registration Statement referred to above and the use of my name wherever it appears in the amended Registration Statement, or any further amendment thereto.

Sincerely yours,

/s/ Peter J Wilke

Peter J Wilke, Attorney at Law